UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2010

KBS LEGACY PARTNERS APARTMENT REIT, INC.

(Exact name of registrant specified in its charter)

Maryland	333-161449	27-0668930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, has entered into a purchase and sale agreement to purchase a Class A apartment complex, containing 452,227 square feet located on approximately 20.3-acres of land in Irving, Texas (“Dakota Hill”). Effective August 5, 2010, KBS Capital Advisors LLC (the “Advisor”), assumed the rights and obligations of the buyer pursuant to a purchase and sale agreement with Dakota Hill Properties, a Texas Limited Partnership (the “Seller”) to purchase Dakota Hill. The Seller is not affiliated with the Company or the Advisor. On August 5, 2010, the Advisor assigned this purchase and sale agreement to an indirect wholly owned subsidiary of the Company. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase Dakota Hill only after satisfaction of agreed upon closing conditions.

Dakota Hill is located in the Valley Ranch community of Irving, Texas and consists of 504 apartment units. Dakota Hill was constructed in 1999 and is approximately 94% leased. The purchase price of Dakota Hill is approximately $36.1 million plus closing costs. The Company would fund the purchase of Dakota Hill through the assumption of an existing mortgage loan from an unaffiliated lender (the “Dakota Hill Mortgage Loan”) and proceeds from a bridge loan from the Advisor (the “Advisor Bridge Loan”). The Dakota Hill Mortgage Loan has an outstanding principal balance of approximately $23.2 million and bears interest at a variable rate of 362 basis points over the one-month Freddie Mac Reference Bills index rate, but at no point shall the interest rate be more than 7.25%. The Dakota Hill Mortgage Loan matures in February 2017. The Advisor Bridge Loan would have a principal balance not to exceed $13.8 million and would bear interest at a fixed rate of 6% per annum, maturing 9 months from the closing date. The Company would be responsible for closing costs related to the Advisor Bridge Loan, as well as a 1% commitment fee payable to the Advisor. The Company’s board of directors and conflicts committee have reviewed the proposed terms of the Advisor Bridge Loan and have determined such terms to be fair and reasonable to the Company and on terms no less favorable to the Company than comparable loans between unaffiliated parties. The Company expects to repay the bridge loan with the proceeds from the Company’s ongoing initial public offering.

Due to the unique investment opportunity presented by Dakota Hill and the early stage of the Company’s operations, the board of directors has expressly considered and approved leverage in excess of the Company’s general charter-imposed limitations in connection with approving the Dakota Hill Mortgage Loan and the Advisor Bridge Loan.

There can be no assurance that the Company will complete the acquisition. On August 5, 2010, the Advisor advanced an initial deposit of $500,000, which the Company will be responsible for reimbursing from closing proceeds. In some circumstances, if the Company fails to complete the acquisition without legal excuse, the Company may nevertheless remain obligated to repay the $500,000 of earnest money.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: August 9, 2010	BY:	/s/ C. Preston Butcher
C. Preston Butcher
Chairman of the Board,
Chief Executive Officer and Director